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                                                                      EXHIBIT 23



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the CSG Systems International, Inc. Stock Option Plan for Non-Employee Directors of our reports dated January 27, 1997, covering the consolidated financial statements and schedule of CSG Systems International, Inc., and our reports dated December 22, 1995, covering the consolidated financial statements and schedule of Cable Services Group, Inc., included in CSG Systems International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996, and to all references to our Firm included in this Registration Statement.


                                                   ARTHUR ANDERSEN LLP



Omaha, Nebraska
August 4, 1997